FOR IMMEDIATE RELEASE

Ciena Appoints Mary G. Puma to Board of Directors

HANOVER, Md. – August 31, 2023 – Ciena (NYSE: CIEN) today announced that Mary G. Puma has been appointed to its Board of Directors, effective immediately.

Ms. Puma previously served as President and Chief Executive Officer of Axcelis Technologies, Inc., a publicly held company engaged in the supply of capital equipment for the semiconductor chip manufacturing industry, from January 2002 to May 2023. Prior to becoming CEO of Axcelis, she served as its President and Chief Operating Officer from July 2000. In 1998, she became General Manager and Vice President of the company’s predecessor, the Implant Systems Division of Eaton Corporation. Prior to joining Eaton in 1996, Ms. Puma spent 15 years in various marketing and general management positions at General Electric.

“Mary is a highly respected industry leader who brings a wealth of technology experience to Ciena, notably in the supply chain with electronics and semiconductors. Her impressive track record of driving innovation as well as her deep operational and governance background will be a tremendous addition as we continue to execute on our strategy and build on our market leadership position,” said Gary B. Smith, president and CEO of Ciena.

Ms. Puma has served as Executive Chairperson of the Board of Directors at Axcelis since May 2023, and previously served as Chairperson of the Board from 2005 to 2015. She is also a director of Nordson Corporation and SMART Global Holdings and, since December 2022, has been Chairperson of the Board of SEMI, a global industry association serving the manufacturing supply chain for the micro- and nano-electronics industries.

Ms. Puma holds a Bachelor of Arts degree in economics from Tufts University and a Master of Science degree from the MIT Sloan School of Management

About Ciena
Ciena (NYSE: CIEN) is a global leader in networking systems, services, and software. We build the most adaptive networks in the industry, enabling customers to anticipate and meet ever-increasing digital demands. For three-plus decades, Ciena has brought our humanity to our relentless pursuit of innovation. Prioritizing collaborative relationships with our customers, partners, and communities, we create flexible, open, and sustainable networks that better serve all users—today and into the future. For updates on Ciena, follow us on LinkedIn, Twitter, the Ciena Insights blog, or visit www.ciena.com.

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